EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, each of the persons named below hereby (i) consent to the joint filing by any of them of a Statement on Schedule 13D relating to the shares of common stock of Metro-Goldwyn-Mayer Inc., $0.01 par value per share, (ii) affirms that this Schedule 13D is being filed on behalf of each of the persons named below and (iii) agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Rule 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: October 4, 2004

LOC ACQUISITION COMPANY

By:	/S/ MICHAEL DOMINGUEZ
Name: Michael Dominguez
Title: Chairman of the Board

CREDIT SUISSE FIRST BOSTON, on behalf of the
CREDIT SUISSE FIRST BOSTON BUSINESS UNIT.

By:	/s/ IVY DODES
Name: Ivy Dodes
Title: Managing Director

PROVIDENCE EQUITY PARTNERS IV L.P.

By:	Providence Equity GP IV L.P., its general partner

	By:	Providence Equity Partners IV L.L.C., its general partner

By:	/s/ MICHAEL J. ANGELAKIS
Name: Michael J. Angelakis
Title: Managing Director

TPG ADVISORS IV, INC.

By:	/S/ RICHARD A. EKLEBERRY
Name: Richard A. Ekleberry
Title: Vice President

COMCAST STUDIO INVESTMENTS, INC.

By:	/s/ JAMES P. MCCUE
Name: James P. McCue
Title: President

SONY CORPORATION OF AMERICA

By:	/S/ STEVEN E. KOBER
Name: Steven E. Kober
Title: Senior Vice President and Controller